CONSENT OF THOMAS D. McAULIFFE

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, as amended, I hereby consent to being named in the Proxy Statement-Prospectus included in the Registration Statement on Form S-4 to which this consent is an exhibit and confirm my consent to serve as a director of First Merchants Corporation in such capacity.

/s/Thomas D. McAuliffe
Thomas D. McAuliffe

Date: December 4, 2002

Ex. 99(d)-1